Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Corio, Inc.:

We consent to incorporation herein by reference in the registration statement on Form S-8 pertaining to the 1998 Stock Plan and the 2000 Employee Stock Purchase Plan of Corio, Inc. of our report dated January 26, 2004 relating to the balance sheets of Corio, Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003 and our report on the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K/A of Corio, Inc.

Our report refers to a change in the method of accounting for goodwill and other acquired intangible assets in 2002.

/s/ KPMG LLP

Mountain View, California
July 26, 2004